EXHIBIT 99.1






                                             Contact:  Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344


             MOLEX TO TAKE 2003 FOURTH QUARTER RESTRUCTURING CHARGE;
                   UPDATES PREVIOUS REVENUE AND EPS GUIDANCE
                        FOR 2003 FISCAL FOURTH QUARTER


Lisle, IL, USA - May 29, 2003 - Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronics components company, today announced it intends to record a pretax charge, in its fiscal fourth quarter ending June 30, 2003, of approximately $38 to $40 million, primarily related to the restructuring of its operations for the telecom infrastructure market.


Restructuring Actions
---------------------

As a result of continuing weak demand in the telecom infrastructure market, the Company will downsize two facilities in the United States, and write-off manufacturing assets as well as licenses and investments, all of which are dedicated to certain of its fiber optic components, primarily for the telecom industry. The Company will also close two smaller facilities located in the European Region that also supply products for the telecom infrastructure market. As part of these actions, the Company will reduce headcount by approximately 550 full and part time employees. The approximate amount of the pretax charge for all actions mentioned above is $38 to $40 million. Of this amount, approximately $19 million relates to facility and manufacturing assets, $6 million to licenses and investments, and $14 million to staffing reductions. The amount of the net after tax charge for all actions is estimated to be approximately $28 to $30 million.

Joe King, Vice-Chairman and Chief Executive Officer, said, "It is clear that the high end segment of the telecom market, especially in applications using optical products, will remain at disappointing levels longer that we had anticipated. The actions announced today are a necessary step to further adjust our cost structure and manufacturing presence, and support our initiatives and help us in our overall efforts to get back to our traditional profit goal."


Comments on 2003 Fourth Quarter and Fiscal Year
-----------------------------------------------

The Company now expects that revenues for the fourth quarter ending June 30, 2003, will be at the higher end of its previous guidance range of $450 to $460 million. Earnings per share after the charge are expected to be approximately $0.01 for the quarter ending June 30, 2003. Prior to the charge, earnings per share are now expected to be $0.15 to $0.16 as compared to the previous guidance of $0.14. The increase is primarily due to the elimination of previously planned bonus payments for employees at the corporate office, as well as at most operations. These actions are being taken in response to the charge mentioned in this release, as well as results that are below our budget for the fiscal year.

Based on these results for the June quarter, the Company now expects revenues of $1,825 to $1,830 billion for the full fiscal year ending June 30, 2003, and earnings per share after the charge of approximately $0.44. Earnings per share prior to the charge are expected to be $0.58 to $0.59 for the full fiscal year.


Questions Regarding the Restructuring and Charge
------------------------------------------------

Joe King, Vice-Chairman and Chief Executive Officer, and Neil Lefort, Vice President, Investor Relations, will be available to answer questions regarding the charge at 7:30 a.m. CST on Friday, May 30, 2003. Please dial
(800) 603-3143 to access the call. A 24-hour replay will also be available by dialing (800) 642-1687 / Conference ID 994963. You may access the conference call transcript and webcast through the Company's website at www.molex.com as it becomes available.

Note:  	Molex will release its financial results for the June quarter and fiscal year on Wednesday, July 23, 2003. The Company will hold its Annual Analysts Meeting on Thursday, July 24, 2003 in Chicago.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex Incorporated is a 64-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 55 manufacturing facilities in 19 countries and employs approximately 16,640 people.



Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.